THIRD REQUEST
                    STOP!! PLEASE READ THIS IMPORTANT LETTER
                         WE NEED YOUR VOTE BEFORE MAY 14

April 23, 1999

Dear Health Risk Management Shareholder:

We need your help on a very important matter.

We have previously sent you our proxy materials for our Annual Meeting of Shareholders, which was held on April 21, 1999.

Unfortunately, due to low voter participation, the voting on Proposals 2 & 3, which are crucial to the company's continuing progress, has been extended until May 14, the date to which the Annual Meeting was adjourned. That is why I am writing to you.

Please take a moment to consider voting on matters of significant importance to your investment. Please look at the enclosed voter instruction card. You will see four proposals recommended for approval by HRM's Board of Directors.

Disregard Proposals 1 and 4. They were passed at the April 21 Annual Meeting as routine matters and sufficient votes were received.

But we do need your vote on Proposals 2 and 3. These proposals did not receive sufficient votes. These are critical to HRM's ability to grow earnings on a consistent basis and sustain company momentum. These two incentive plans are necessary for HRM to attract and retain the top, qualified, entrepreneurial staff necessary to lead HRM's growth.

Please take a moment now to call in your votes on Proposals 2 and 3 using the TOLL FREE PHONE NUMBER or the INTERNET ADDRESS listed on the voter card. Or if you prefer, mark your ballot, place it in the enclosed postage-paid envelope, and mail today.

We appreciate your continuing interest in HRM. Thank you for voting. If you have any questions, please call HRM's Investor Relations, (800) 824-3882.

Sincerely,

Gary T. McIlroy, M.D.
Chairman and CEO
Enclosures